Nelnet Reports Second Quarter 2022 Results
LINCOLN, Neb., August 8, 2022 - Nelnet (NYSE: NNI) today reported GAAP net income of $85.1 million, or $2.26 per share, for the second quarter of 2022, compared with GAAP net income of $83.9 million, or $2.16 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $54.4 million, or $1.44 per share, for the second quarter of 2022, compared with $85.1 million, or $2.20 per share, for the same period in 2021.
"Our strong second quarter results reflect our long-term focus,” said Jeff Noordhoek, chief executive officer of Nelnet. "In the quarter, we made several investments for long-term growth and value creation, including product and technology investments to serve our customers well into the future. Our core loan servicing and payment processing businesses increased revenue, added customers, and made investments in product development, which also compressed near-term margins. We will continue to deploy capital to create long-term value in our existing businesses, including investments to support ALLO’s expansion, Nelnet Bank, and our solar capabilities with the recent acquisition of GRNE Solar.”
Nelnet currently operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, and fee-based revenue in its Loan Servicing and Systems and Education Technology, Services, and Payment Processing segments.
Asset Generation and Management
The AGM operating segment reported net interest income of $70.7 million during the second quarter of 2022, compared with $81.3 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $4.6 million during the second quarter of 2022, compared with an expense of $5.4 million for the same period in 2021. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements decreased to $75.3 million in the second quarter of 2022, compared with $75.9 million for the same period in 2021, due to the expected decrease in the average balance of loans outstanding from $19.0 billion to $16.4 billion, respectively. This decrease was partially offset by an increase in core loan spread.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.61 percent for the quarter ended June 30, 2022, compared with 1.41 percent for the same period in 2021. Core loan spread was positively impacted for the three months ended June 30, 2022 by an increase in interest rates during the quarter. In an increasing interest rate environment, student loan spread increases in the short term because of the timing of interest rate resets on the company's assets occurring daily in contrast to the timing of the interest rate resets on the company's debt that occurs either monthly or quarterly.
AGM recognized a provision for loan losses in the second quarter of 2022 of $8.8 million ($6.7 million after tax), compared with $0.3 million ($0.2 million after tax) in the second quarter of 2021. In addition, in the second quarter of 2022, AGM recognized $40.4 million ($30.7 million after tax) in income related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, and in the second quarter of 2021 recognized a gain of $15.3 million (or $11.6 million after tax, or $0.30 per share) from the sale of a portfolio of consumer loans.
Net income after tax for the AGM segment was $75.5 million for the three months ended June 30, 2022, compared with $60.0 million for the same period in 2021.
Nelnet Bank
As of June 30, 2022, Nelnet Bank had a $423.6 million loan portfolio, consisting of $346.1 million of private education loans and $77.4 million of Federal Family Education Loan (FFEL) Program loans, and had $751.3 million of deposits. Nelnet Bank's net income after tax for the quarter ended June 30, 2022 was $0.4 million, as compared to a net loss of $0.2 million for the same period in 2021.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment increased to $124.9 million for the second quarter of 2022, compared with $112.1 million for the same period in 2021, due primarily to an increase in the number of borrowers serviced under the company's contracts with the Department of Education (Department).
As of June 30, 2022, the company was servicing $589.5 billion in government-owned, FFEL Program, private education, and consumer loans for 17.4 million borrowers, as compared to $506.6 billion in servicing volume for 15.5 million borrowers as of June 30, 2021.
The Loan Servicing and Systems segment reported net income after tax of $10.3 million for the three months ended June 30, 2022, compared with $11.8 million for the same period in 2021. Operating margin decreased in the second quarter of 2022 as compared to the same period in 2021 due to costs incurred to prepare for the expected May 1, 2022 expiration of the CARES Act benefits on government-owned student loans, which was extended to August 31, 2022.
Education Technology, Services, and Payment Processing
For the second quarter of 2022, revenue from the Education Technology, Services, and Payment Processing operating segment was $91.0 million, an increase from $76.7 million for the same period in 2021. Revenue less direct costs to provide services for the second quarter of 2022 was $60.2 million, as compared to $55.0 million for the same period in 2021.
Net income after tax for the Education Technology, Services, and Payment Processing segment was $11.2 million for the three months ended June 30, 2022, compared with $13.1 million for the same period in 2021. Operating margin decreased for the second quarter of 2022 as compared to the same period in 2021 due to increased expenses to support customer growth and investments in the development of new technologies.
Share Repurchases
During the six months ended June 30, 2022, the company repurchased a total of 938,310 Class A common shares for $78.9 million ($84.12 per share), including 558,257 shares repurchased during the second quarter of 2022 for $46.0 million ($82.46 per share).
Board of Directors Declares Third Quarter Dividend
The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.24 per share. The dividend will be paid on September 15, 2022, to shareholders of record at the close of business on September 1, 2022.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on various activities intended to combat the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 29 percent of the company's revenue in 2021; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's procurement process, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; uncertainties regarding the expected benefits from purchased FFEL Program, private education, and consumer loans, or investment interests therein, and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the interest rate environment, such as risks from the recent increases in interest rates resulting from inflationary pressures and the transition from LIBOR to an alternative reference rate, and changes in the securitization and other financing markets for loans; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the CARES Act and the expected decline over time in FFEL Program loan interest income due to the discontinuation of new FFEL Program loan originations in 2010, and government initiatives or proposals to consolidate FFEL Program loans to Federal Direct Loan Program loans, otherwise encourage or allow FFEL Program loans to be refinanced with Federal Direct Loan Program loans, and/or create additional loan forgiveness or broad debt cancellation programs; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; and cybersecurity risks, including disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2022. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income:
Loan interest	$134,706	111,377	122,005	246,083	246,123
Investment interest	16,881	13,819	11,578	30,700	16,563
Total interest income	151,587	125,196	133,583	276,783	262,686
Interest expense on bonds and notes payable and bank deposits	73,642	48,079	49,991	121,721	77,764
Net interest income	77,945	77,117	83,592	155,062	184,922
Less provision (negative provision) for loan losses	9,409	(435)	374	8,974	(16,674)
Net interest income after provision for loan losses	68,536	77,552	83,218	146,088	201,596
Other income/expense:
Loan servicing and systems revenue	124,873	136,368	112,094	261,241	223,611
Education technology, services, and payment processing revenue	91,031	112,286	76,702	203,317	171,960
Other	12,647	9,877	22,921	22,524	18,317
Gain on sale of loans	—	2,989	15,271	2,989	15,271
Impairment expense and provision for beneficial interests, net	(6,284)	—	(500)	(6,284)	1,936
Derivative market value adjustments and derivative settlements, net	45,024	142,925	(6,989)	187,949	27,516
Total other income/expense	267,291	404,445	219,499	671,736	458,611
Cost to provide education technology, services, and payment processing services	30,852	35,545	21,676	66,397	48,728
Operating expenses:
Salaries and benefits	141,398	149,414	118,968	290,813	234,759
Depreciation and amortization	18,250	16,956	20,236	35,206	40,419
Other expenses	36,940	39,499	32,587	76,439	69,286
Total operating expenses	196,588	205,869	171,791	402,458	344,464
Income before income taxes	108,387	240,583	109,250	348,969	267,015
Income tax expense	(25,483)	(55,697)	(26,237)	(81,180)	(61,098)
Net income	82,904	184,886	83,013	267,789	205,917
Net loss attributable to noncontrolling interests	2,225	1,761	854	3,987	1,548
Net income attributable to Nelnet, Inc.	$85,129	186,647	83,867	271,776	207,465
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.26	4.91	2.16	7.18	5.36
Weighted average common shares outstanding - basic and diluted	37,710,214	38,041,834	38,741,486	37,875,108	38,672,902

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2022	December 31, 2021	June 30, 2021
Assets:
Loans and accrued interest receivable, net	$16,916,344	18,335,197	20,187,670
Cash, cash equivalents, and investments	2,116,949	1,714,482	1,480,946
Restricted cash	1,045,543	1,068,626	864,384
Goodwill and intangible assets, net	219,203	194,121	200,556
Other assets	325,974	365,615	295,307
Total assets	$20,624,013	21,678,041	23,028,863
Liabilities:
Bonds and notes payable	$16,115,269	17,631,089	19,381,835
Bank deposits	588,474	344,315	202,841
Other liabilities	829,125	749,799	615,569
Total liabilities	17,532,868	18,725,203	20,200,245
Equity:
Total Nelnet, Inc. shareholders' equity	3,097,382	2,951,206	2,833,800
Noncontrolling interests	(6,237)	1,632	(5,182)
Total equity	3,091,145	2,952,838	2,828,618
Total liabilities and equity	$20,624,013	21,678,041	23,028,863
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended June 30,
	2022	2021
GAAP net income attributable to Nelnet, Inc.	$85,129	83,867
Realized and unrealized derivative market value adjustments (a)	(40,401)	1,615
Tax effect (b)	9,696	(388)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$54,424	85,094

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.26	2.16
Realized and unrealized derivative market value adjustments (a)	(1.07)	0.04
Tax effect (b)	0.25	—
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.44	2.20

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended June 30,
	2022	2021
Variable loan yield, gross	3.59%	2.63%
Consolidation rebate fees	(0.85)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.03	0.01
Variable loan yield, net	2.77	1.80
Loan cost of funds - interest expense	(1.73)	(1.04)
Loan cost of funds - derivative settlements (a) (b)	0.02	(0.01)
Variable loan spread	1.06	0.75
Fixed rate floor income, gross	0.46	0.78
Fixed rate floor income - derivative settlements (a) (c)	0.09	(0.12)
Fixed rate floor income, net of settlements on derivatives	0.55	0.66
Core loan spread	1.61%	1.41%

Average balance of AGM's loans	$16,437,861	18,958,042
Average balance of AGM's debt outstanding	15,923,648	18,656,465
(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended June 30,
	2022	2021
Core loan spread	1.61%	1.41%
Derivative settlements (1:3 basis swaps)	(0.02)	0.01
Derivative settlements (fixed rate floor income)	(0.09)	0.12
Loan spread	1.50%	1.54%
(b)    Derivative settlements consist of net settlements received (paid) related to the company’s 1:3 basis swaps.
(c)    Derivative settlements consist of net settlements received (paid) related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended June 30,
	2022	2021
Variable interest income, gross	$146,911	124,267
Consolidation rebate fees	(34,952)	(40,250)
Discount accretion, net of premium and deferred origination costs amortization	1,474	427
Variable interest income, net	113,433	84,444
Interest on bonds and notes payable	(68,616)	(48,542)
Derivative settlements (basis swaps), net (a)	931	(221)
Variable loan interest margin, net of settlements on derivatives (a)	45,748	35,681
Fixed rate floor income, gross	18,292	36,639
Derivative settlements (interest rate swaps), net (a)	3,692	(5,153)
Fixed rate floor income, net of settlements on derivatives (a)	21,984	31,486
Core loan interest income (a)	67,732	67,167
Investment interest	8,671	8,882
Intercompany interest	(1,092)	(128)
Net interest income (net of settlements on derivatives) (a)	$75,311	75,921
(a)    Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures. For an explanation of GAAP accounting for derivative settlements and the reasons why the company reports these non-GAAP measures, see footnote (a) to the table immediately under the caption "Core loan spread" above.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended June 30,
	2022	2021
Net interest income (net of settlements on derivatives)	$75,311	75,921
Derivative settlements (1:3 basis swaps)	(931)	221
Derivative settlements (fixed rate floor income)	(3,692)	5,153
Net interest income	$70,688	81,295